October 7, 2008

Smithtown Bancorp, Inc.,
100 Motor Parkway, Suite 160,
Hauppauge, New York 11788.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 3,000,000 shares (the “Primary Offering Securities”) of Common Shares, par value $0.01 per share, of Smithtown Bancorp, Inc., a New York corporation (the “Company”), and 3,000,000 related share purchase rights to be issued pursuant to the Shareholder Protection Rights Agreement, dated as of September 23, 1997 and last amended as of February 6, 2008 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), and (ii) 1,965,000 shares (the “Secondary Offering Securities”) of Common Shares, par value $0.01 per share, of the Company, and 1,965,000 related share purchase rights to be issued pursuant to the Rights Agreement (the share purchase rights to be issued pursuant to the Rights Agreement and related to either the Primary Offering Shares or the Secondary Offering Shares are referred to as the “Rights”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

(1) When the registration statement relating to the Primary Offering Securities and the related Rights (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Primary Offering Securities have been duly established in conformity with the Company’s certificate of incorporation, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Primary Offering Securities have been duly issued and sold as contemplated by the Registration Statement, the Primary Offering Securities will be validly issued, fully paid and nonassessable.

(2) Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the share purchase rights issuable pursuant thereto and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of such share purchase rights thereunder would be in the best interests of the Company and its shareholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Primary Offering Securities have been validly issued and sold as contemplated by the Registration Statement, the Rights attributable to the Primary Offering Securities will be validly issued.

Smithtown Bancorp, Inc.

(3) The Secondary Offering Securities have been validly issued and are fully paid and nonassessable.

(4) Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the share purchase rights issuable pursuant thereto and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of such share purchase rights thereunder would be in the best interests of the Company and its shareholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, the Rights attributable to the Secondary Offering Securities have been validly issued.

In connection with our opinion set forth in each of paragraph (2) and (4) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of each such opinion.

The foregoing opinions are limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Shares” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
SULLIVAN & CROMWELL LLP